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                                                                EXHIBIT 4(ii)(g)

                  GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                          ROTH IRA ANNUITY ENDORSEMENT
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The policy or contract ("Contract") to which this Endorsement is attached is issued as a Roth individual retirement annuity ("Roth IRA") described in Section 408A of the Internal Revenue Code of 1986 and applicable regulations (the "Code"), and all provisions of the Contract, as endorsed, shall be interpreted in accordance with the requirements of the Code applicable to Roth IRAs. Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:


Article 1 - OWNER AND ANNUITANT

The Owner must be the sole Owner of the Contract. Also, the Owner and the Annuitant must be the same individual. A Joint Owner or Contingent Annuitant cannot be named. Also, except as otherwise permitted under the Code, Neither the Owner nor the Annuitant can be changed. Furthermore, all distributions made while the Owner is alive must be made to the Owner.


Article 2 - JOINT ANNUITANT

All payments made under a joint and survivor optional payment plan after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.


Article 3 - NONTRANSFERRABLE AND NONFORFEITABLE

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The interest of the Owner in this Contract is nontransferrable and, except as provided by law, is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than to the Company.


Article 4 - PREMIUM PAYMENTS

     (a)  Maximum Permissible Amount

Except in the case of a "qualified rollover contribution" or a "recharacterization" (as defined below), no contribution will be accepted unless it is in cash and the total of such contributions to all the individual's Roth IRAs for a taxable year does not exceed $2,000 or the Owner's compensation, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of $2,000 or the Owner's compensation is referred to as a "regular contribution". A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). Contributions may be limited as provided below.

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     (b)  Regular Contribution Limit

The $2,000 limit on regular contributions described in subsection (a) above is gradually reduced to $0 between certain levels of modified adjusted gross income ("modified AGI", as defined below). For a single Owner, the $2,000 annual regular contribution is phased out between modified AGI of $95,000 and $110,000; for a married Owner who files jointly or qualifying widow(er), between modified AGI of $150,000 and $160,000; and for a married Owner who files separately, between $0 and $10,000.

If the individual's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

If the individual makes regular contributions to both Roth and nonRoth IRAs for a tax year, the maximum regular contribution that can be made to all the individual's Roth IRAs for that taxable year is reduced by the regular contribution made to the individual's nonRoth IRAs for the taxable year.

     (c)  Qualified Rollover Contribution Limit

A rollover from a nonRoth IRA cannot be made to this Roth IRA if, for the year the amount is distributed from the nonRoth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000, or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. for purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

     (d)  SIMPLE IRA Limits

No contribution will be accepted under a SIMPLE IRA Plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA Plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA Plan.

     (e)  Recharacterizations

A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in section 1 .408A-5 of the regulations as a regular contribution to this Roth IRA, subject to the limits in (b) above.

     (f)  Modified AGI

For purposes of (b) and (c) above, the Owner's modified AGI for a taxable year is defined in Section 408A(c)(3) of the Code and does not include any amount included in adjusted gross income as a result of a rollover from a nonRoth IRA (a "conversion").

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     (g)  Compensation

For purposes of Article 4(a), compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in section 401(c)(2) (reduced by the deduction the employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

     (h)  Application Of Refund Premiums

Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

     (i)  Minimum Premium Amount

Except in the case of a single premium Contract, no premium payment subsequent to the initial premium payment will be accepted unless it is equal to at least $50. In the case of a single premium Contract, no premiums or contributions will be accepted after the Policy Date specified in the Contract.

Article 5 - DISTRIBUTIONS DURING OWNER'S LIFE


No amount is required to be distributed prior to the death of the Owner.

Article 6 - DISTRIBUTIONS AFTER OWNER'S DEATH

Upon the death of the Owner, the Owner's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death, except:

     (a) if the interest is payable to an individual who is the Owner's designated beneficiary, (within the meaning of Section 401(a)(9) of the Code) and the designated beneficiary elects to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died; or

     (b) if the designated beneficiary is the Owner's surviving spouse, and the surviving spouse elects to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

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          (i)  December 31 of the calendar year immediately following the calendar year in which the Owner died, or

          (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2.

          If the surviving spouse dies before distributions begin, the limitations of this Article 8 (without regard to this subsection (b)) of this Endorsement will be applied as if the surviving spouse were the Owner.

          An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to this paragraph (b).

          If the designated beneficiary is the Owner's surviving spouse, the spouse may irrevocably elect to treat the Contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse, subject to the requirements of Article 4 of this
          Endorsement:

          (i)   makes a regular contribution to the Contract;

          (ii)  makes a rollover to or from the Contract; or

          (iii) fails to elect that his or her interest will be distributed in accordance with one of the preceding provisions of this paragraph (b).

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Owner died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

     (c) Payments required under (a), (b)(i) or (b)(ii) above must be made at intervals of no longer than 1 year and must be either nonincreasing or increasing as provided in Q&A F-3 of section 1.401(a)(9) of the Proposed Income Tax Regulations.


Article 7 - LIFE EXPECTANCY CALCULATIONS

Life Expectancy is computed by use of the expected return multiples in Tables V of Section 1.72-9 of the Income Tax Regulations.

The life expectancy of a designated beneficiary who is the Owner's surviving spouse shall not be recalculated. In this situation, the same calculations for a non-spouse beneficiary must be used.

The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

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Article 8 - OPTIONAL PAYMENT PLANS

All optional payment plans under the Contract must meet the requirements applicable to Roth IRAs under the Code. The provisions of this Endorsement reflecting the requirements applicable to Roth IRAs override any Optional Payment Plan provision inconsistent with such requirements.


Article 9 - ANNUAL REPORTS


The Company will furnish annual calendar year reports concerning the status of this Contract.


Article 10 - CODE REQUIREMENTS


The provisions of this Endorsement are intended to comply with the requirements applicable to Roth IRAs. The Company reserves the right to amend the Contract and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure continued compliance with the requirements of
Section 408A of the Code (and any predecessor provision) as in effect from time to time. The Owner has the right to refuse to accept any such amendment; however, we shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal.


For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK



                                    President

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